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                                                                   EXHIBIT NO. 11.01

                              PARK ELECTROCHEMICAL CORP.
                                   AND SUBSIDIARIES

                    COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE
                   (Unaudited--in thousands, except per share data)

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                                        13 Weeks Ended           26 Weeks Ended
                                   ------------------------  ------------------------
                                   September 1,  August 27,  September 1,  August 27,
                                        1996        1995         1996        1995
                                   ------------  ----------  ------------  ----------
ADJUSTMENT OF NET EARNINGS:

Net earnings                         $ 4,681      $ 5,366     $ 7,806      $11,390

Adjustments resulting from
 assumed conversion of 5.5%
 Convertible Subordinated
 Notes ("Notes"):
  Reduction of interest expense
   and amortization of deferred
   debt financing costs                1,370         -          2,725         -
  Related tax effect on above           (480)        -           (954)        -
                                     --------     --------    --------     --------
Net earnings, as adjusted            $ 5,571      $ 5,366     $ 9,577      $11,390
                                     ========     ========    ========     ========


ADJUSTMENT OF WEIGHTED AVERAGE
 NUMBER OF COMMON AND COMMON
 EQUIVALENT SHARES OUTSTANDING:

Weighted average number of common
 and common equivalent shares
 outstanding                          11,590       11,801      11,686       11,749

Add weighted average shares
 assumed to be issued upon:
  Conversion of Notes                  2,370          -         2,370          -
  Exercise of stock options at
   period-end market price if
   higher than average market
   price for period                      -             28         -             65
                                     --------     --------    --------     --------
Weighted average number of common
 and common equivalent shares
 outstanding, as adjusted             13,960       11,829      14,056       11,814
                                     ========     ========    ========     ========

Fully diluted earnings per share--
 as computed                         $   .40      $   .45     $   .68*     $   .96
                                     ========     ========    ========     ========
Fully diluted earnings per share--
 as reported                         $   .40      $   .45     $   .67      $   .96
                                     ========     ========    ========     ========


*The results of the above computation for the 26 weeks ended September 1, 1996 is antidilutive; accordingly, the reported fully diluted earnings per share is equal to the reported primary earnings per share of $.67 per share.
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